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                                                                       Exhibit 5



                 [ROBINSON, BRADSHAW & HINSON, P.A. LETTERHEAD]



                                 March 23, 2000


First National Corporation
950 John C. Calhoun Drive, S.E.
Orangeburg, South Carolina  29115

Ladies and Gentlemen:

         We are acting as counsel for First National Corporation, a South Carolina corporation (the "Company"), in connection with its registration under the Securities Act of 1933, as amended, of 400,000 shares of its common stock, par value $2.50 par value (the "Shares"), which are proposed to be offered and sold pursuant to the First National Corporation 1999 Stock Option Plan (the "Plan") and pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") filed today by the Company with the Securities and Exchange Commission (the "Commission") with respect to the Shares.

         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

         Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, when issued pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement

                                      Sincerely,

                                      ROBINSON, BRADSHAW & HINSON, P.A.



                                      /s/ David W. Dabbs
                                      ------------------------------------------
                                      David W. Dabbs

DWD/edb